Exhibit 99.1

News Release

RSP Permian, Inc. Announces 2015 Outlook and Timing of Fourth Quarter and Full-Year 2014 Earnings Release and Conference Call

Dallas, Texas — January 20, 2015 — RSP Permian, Inc. (“RSP” or the “Company”) (NYSE: RSPP) today announced its Board of Directors has approved a $400 million to $450 million capital budget for 2015.  Additionally, the Company has provided fourth quarter and full-year 2014 earnings release and conference call information.

2015 Production Outlook

In 2015, RSP expects production to average between 17,500 and 18,500 Boe/d, or a 49% to 57% year-over-year growth rate from the mid-point of its previously provided 2014 expected production range.  The outlook for 2015 reflects the impact of severe winter storms that hit the Permian Basin and affected the Company’s production and drilling operations in early 2015.  The weather had a minimal impact on fourth quarter 2014 production.

Total Boe/d	17,500 – 18,500

% Oil	71% - 73%
% Natural Gas	11% - 13%
% NGLs	16% - 18%

2015 Capital Budget

At the mid-point of the capital budget range, RSP expects to spend $400 million on drilling and completion activities and $25 million on infrastructure and other items.  The Company plans to complete approximately 45-50 gross operated horizontal wells and approximately 30 gross operated vertical wells. The operated horizontal drilling and completion capital will be allocated approximately 5% in the Middle Spraberry, 45% in the Lower Spraberry, 20% in the Wolfcamp A and 30% in the Wolfcamp B.  Additionally, the Company believes that non-operated expenditures in 2015 will be similar to 2014, and represent approximately 10% of total expenditures.

Budget	($MM)
Drilling & Completion	$380 - $420
Infrastructure & Other	$20 - $30
Total Capital Expenditures	$400 - $450

“Last year we targeted several horizontal zones and performed pilot tests on our properties to obtain valuable information to optimize the design of our horizontal drilling program and better understand the potential returns in our targeted zones.  Based upon these results, we plan to focus almost all of our capital budget in 2015 to developing our Wolfcamp A, Wolfcamp B and Lower Spraberry zones, which offer our highest rates of returns,” stated Zane Arrott, RSP’s Chief Operating Officer.

2015 Rig Schedule

At the end of 2014, the Company operated four horizontal rigs and two vertical rigs.  RSP added a newly built horizontal rig in early 2015, bringing the total current operated horizontal rig count to five.  During 2015, at staggered rig expiration dates, RSP plans to release its remaining two vertical rigs and three of its current five horizontal rigs.  In addition, RSP will add a second newly built horizontal rig in the second quarter.  As a result, RSP expects to operate an average of approximately 3.5 horizontal rigs and one vertical rig during the year and plans to end the year with three horizontal rigs and no vertical rigs.

Rig Schedule	Q1	Q2	Q3	Q4
Beginning:	5 Hz, 2 Vt	4 Hz, 2 Vt	4 Hz, 1 Vt	3 Hz, 0 Vt
End:	4 Hz, 2 Vt	4 Hz, 1 Vt	3 Hz, 0 Vt	3 Hz, 0 Vt

“While we are continuing to deliver strong well results and production growth, we are committed to preserving our strong balance sheet.  Accordingly, in response to the pull back in crude oil prices, we have reduced our anticipated capital spending plans and we are in active discussions with our service providers to achieve cost reductions.  However, we retain flexibility to scale our activity level up or down, depending on market conditions.  RSP is fortunate to have a premier position in the northern Midland Basin, with an inventory that allows us to achieve attractive rates of return in multiple formations despite a lower commodity price environment,” stated Steve Gray, Chief Executive Officer.

Fourth Quarter and Full-Year 2014 Earnings Release and Conference Call

RSP will release its fourth quarter and year-end 2014 results before the New York Stock Exchange opens on Monday, March 2, 2015.  The release will be followed by a conference call for investors at 10:00 a.m. Central Time to discuss fourth quarter and year-end 2014 results.  Hosting the call will be Steve Gray, Chief Executive Officer, Zane Arrott, Chief Operating Officer and Scott McNeill, Chief Financial Officer.

The call may be accessed live over the telephone by dialing (877) 705-6003, or for international callers, (201) 493-6725.  A replay will be available shortly after the call and can be accessed by dialing (877) 870-5176, or for international callers (858) 384-5517. The passcode for the replay is 13599596.  The replay will be available until March 16, 2015. Interested parties may also listen to a simultaneous webcast of the conference call by logging onto RSP’s website at www.rsppermian.com in the Investor Relations section. A replay of the webcast will also be available for approximately 30 days following the call.

About RSP Permian, Inc.

RSP is an independent oil and natural gas company focused on the acquisition, exploration, development and production of unconventional oil and associated liquids-rich natural gas reserves in the Permian Basin of West Texas. The vast majority of our acreage is located on large, contiguous acreage blocks in the core of the Midland Basin, a sub-basin of the Permian Basin, primarily in the adjacent counties of Midland, Martin, Andrews, Dawson, Ector and Glasscock.  The Company’s common stock is traded on the NYSE under the ticker symbol “RSPP.”  For more information, visit www.rsppermian.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than historical facts, that address activities that RSP assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. Forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management of RSP. Information concerning these risks and other factors can be found in RSP’s filings with the SEC, including its Form 10-K, which can be obtained free of charge on the SEC’s web site located at http://www.sec.gov. RSP undertakes no obligation to update or revise any forward-looking statement.

Investor Contact:

Scott McNeill

Chief Financial Officer

214-252-2700

Investor Relations:

IR@rsppermian.com

214-252-2790

Source: RSP Permian, Inc.